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                                                                     Exhibit 8.1

                       [Letterhead of Shearman & Sterling]


                                 August 28, 2001





SPX Corporation
700 Terrace Point Drive
Muskegon, MI 49440
                     LIQUID YIELD OPTION(TM) NOTES DUE 2021
                     --------------------------------------

Ladies and Gentlemen:

                  We have acted as special tax counsel for SPX Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of the Registration Statement on Form S-3 filed with the Commission on the date hereof (the "Registration Statement"), of which the prospectus forms a part (the "Prospectus"). The Registration Statement relates to the Liquid Yield OptionTM Notes due 2021 (the "LYONs") in an aggregate principal amount of $415,000,000 offered by the Company. The LYONs are described in the Prospectus. The LYONs were issued under an Indenture, dated as of May 9, 2001 (the "Indenture"), between the Company and The Chase Manhattan Bank, as indenture trustee.

                  In preparing this opinion, we have examined and relied on such documents as we have deemed appropriate, including, INTER ALIA, the Prospectus, the Indenture, and the originals or copies, certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments, certificates and other documents of public officials and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

                  Based on the foregoing, the Company's representation that, as of the issue date, the likelihood that payments of contingent interest will be made during the term of the LYONs is not remote, the Company's representation that, as of the issue date, the likelihood that payments of contingent interest will not be made during the term of the LYONs is not remote, and certain estimates made by the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated regarding the present value of contingent payments, we are of the opinion that:

                  (1) the LYONs will be treated as indebtedness for United States federal income tax purposes;

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TM Trademark of Merrill Lynch & Co., Inc.

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SPX Corporation                         2                        August 28, 2001

                  (2) the LYONs will be subject to the regulations governing contingent payment debt instruments contained in section 1.1275-4(b) of the Treasury Regulations; and

                  (3) the term "comparable yield" means the annual yield the Company would pay, as of the initial issue date, on a fixed-rate nonconvertible debt security, with no contingent payments, but with terms and conditions otherwise comparable to those of the LYONs.

Depending on the identity of the persons to whom the LYONs were marketed or sold, there may be a presumption that the comparable yield is the applicable federal rate based on the overall maturity of the LYONs. This presumption may only be overcome with clear and convincing evidence that the comparable yield should be some yield other than the applicable federal rate.

                  We are also of the opinion that the statements contained in the Prospectus under the captions "Summary - The Offering - Tax Original Issue Discount" and "Certain United States Federal Income Tax Considerations," to the extent they constitute matters of law or legal conclusions with respect thereto, accurately describe the treatment of the LYONs under federal income tax laws, regulations and rulings now in effect.

                  We express no opinions other than those expressed herein. We hereby consent to the use of this letter as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

                                               Very truly yours,



                                               /s/ Shearman & Sterling